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                                                                   Exhibit 10.10

                                    AGREEMENT

         This Agreement ("Agreement") is entered into as of January 1, 2002, between Mark Tierney ("Tierney") and eBenX ("Employer").

         WHEREAS, Tierney is currently employed by the Employer pursuant to an Amended and Restated Executive Employment Agreement, dated September 28, 1999 (the "Employment Agreement");

         WHEREAS, Tierney and Employer have concluded that it is in their mutual best interest for Tierney to terminate his full-time employment by Employer while remaining an active member of Employer's board of directors, effective January 1, 2002;

         NOW, THEREFORE, in consideration of the mutual covenants set forth below, it is agreed as follows:

     1. Termination of Employment Agreement. Employer and Tierney agree that the Employment Agreement will terminate on 1/1/02, except as expressly provided herein.

     2. Severance.

          (a) Employer shall pay to Tierney the amount of $200,000, subject to all legally applicable deductions and withholdings, representing Tierney's salary over a twelve (12) month period, payable beginning within twenty
     (20) days of Employer's receipt of a copy of this Agreement executed by Tierney in accordance with Employer's normal payroll schedule.

          (b) In addition, Employer shall pay to Tierney the amount of $100,000, subject to all legally applicable deductions and withholdings, payable within twenty (20) days of Employer's receipt of a copy of this Agreement executed by Tierney.

          (c) In addition, Tierney will vest in 100% of all unvested stock option shares. Unexercised stock option shares will terminate within 90 days of the date Tierney ceases to be a member of Employer's board of directors, or the termination date listed in the option agreements, whichever comes first.

          (d) All compensation under this Section 2 shall be deemed severance compensation and shall be in lieu of any compensation and other benefits payable to Tierney under the Employment Agreement upon or following termination thereof.

     3. Board Membership.

          (a) Tierney shall continue as a member of Employer's board of directors (the "Board") for the remainder of his current term ending May
     23. 2002, and Employer currently anticipates his nomination at that time for reelection to an additional term. Tierney shall

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     continue to serve as Chairman of the Board until such time as the Board determines otherwise. So long as Tierney is Chairman of the Board, his duties shall be as follows:

               (i)  primary responsibility for strategic positioning;

               (ii) speaking and writing on Employer's behalf;

               (iii) leadership of Employer public relations effort with the media;

               (iv) acting as mentor and coach to CEO, and influence Employer through the CEO;

               (v)  participation in investor relations activities;

               (vi) providing support for sales and marketing activities as requested;

               (vii) [strategic positioning of Benu product; and]

               (viii) other appropriate duties as requested from time to time by the Board and CEO

          (b) So long as Tierney serves as a director, Employer shall provide Tierney with a laptop computer, office space, standard office furniture and telecommunications access for business-related voice and data communication; and will reimburse Tierney for travel or other necessary and reasonable expenses Tierney incurs in the course of serving as a director. In addition, Employer also agrees to provide Tierney with healthcare benefits with coverage levels similar to the Employer's employee coverage as long as he serves on the Board, with the understanding that coverage levels may change from time to time.

          (c) On May 23, 2002, Tierney will be granted options pursuant to Employer's employee stock option plan (the "Plan") to purchase 200,000 shares of Employer's common stock at an exercise price equal to the closing market price on May 23, 2002; provided that no options will be granted if prior to May 23, 2002 Tierney resigns from the Board, is removed for cause or due to disability, or dies, or if the shareholders of Employer fail to approve an increase in the number of shares of common stock authorized for grant under the Plan at the May 23, 2002 annual meeting. These options will vest 1/3 per year at January 1 of 2003, 2004 and 2005. Additional options may be granted in subsequent years as approved by the Board. Upon a change of control, or if Tierney leaves his position as a director involuntarily and is not removed for cause, 100% of the unvested stock options will immediately vest. However, no accelerated vesting will occur if Tierney resigns as a director voluntarily or is removed for cause.

          (d) Employer will use commercially reasonable efforts to obtain shareholder approval of an increase in the number of shares of common stock authorized for grant under the Plan, including inclusion in Employer's proxy statement for its annual meeting of the proposal to

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     increase such authorized shares together with a recommendation that the increase be approved. In the event that Employer's shareholders fail to approve an increase in the number of shares of common stock authorized for grant under the Plan at the May 23, 2002 annual meeting, Employer will attempt in good faith to provide to Tierney a replacement benefit with equivalent economic benefits to Tierney, and in any event at least as favorable to Tierney as any benefits granted to senior management in lieu of options that otherwise would have been granted under the Plan, or otherwise pursue a commercially reasonable strategy that permits Employer to issue the options.

          (e) Tierney agrees that Article 6.0 and Section 8.07 of the Employment Agreement will continue in full force and effect so long as he is a director of Employer (which shall be your "employment" for purposes of Section 6.01 thereof) and for two years thereafter notwithstanding the termination of the Employment Agreement, and Article 6.0 and Section 8.07 of the Employment Agreement are hereby incorporated herein by reference.

          (f) If Tierney ceases to be a director of Employer prior to reaching age 65, other than as a result of his death, removal for cause [or voluntary resignation], Employer will provide Tierney with COBRA health insurance coverage at Tierney's expense.

     4. Release. Tierney, for himself, his heirs, successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown, which he has or may have against Employer and its predecessors, successors, assigns, subsidiaries and affiliates and all officers, employees, and agents of those companies, (hereinafter collectively called "the Released Parties") arising out of any actions, conduct, promises, decisions, statements, behavior or events occurring at any time prior to or on the date of this Settlement Agreement. Tierney understands that this Release specifically covers, but is not limited to, any and all claims, complaints, causes of action or demands which he has or may have against the Released Parties relating in any way to the Employment Agreement, the terms, conditions or circumstances of his employment and his separation from employment by Employer, whether based on statutory or common law claims for employment discrimination (including age, sex, sexual orientation, religion, race, national origin, disability or other discrimination arising under the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act and any other federal, state or local statute, Executive Order or ordinance prohibiting employment discrimination), wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, tortuous interference with contract, or any other theory, whether legal or equitable. This Release does not impair or apply to any existing vested rights Tierney might have under the terms of any presently existing employee benefit plans of the Employer applicable to him, under Workers' Compensation laws, or by reason of this Settlement Agreement and Release itself. Tierney further agrees that he will not institute any legal proceedings against the Released Parties as a result of any claims of any kind or character which Tierney might have against the Released Parties relating in any way to the Employment

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Agreement, the terms, conditions or circumstances of his employment and his separation from employment by Employer, or any other fact or matter occurring prior to the execution of this agreement by Tierney, nor will Tierney authorize any other party, whether governmental or otherwise, to seek individual remedies on his behalf with respect to any such claims. Tierney further acknowledges that he has been provided a full opportunity to review and reflect on the terms of this Severance Agreement and Release and has had the opportunity to consult with and obtained the advice of legal counsel of his choice. Tierney has been advised of his right to rescind this Settlement Agreement and Release within fifteen
(15) calendar days after the date of his signature below. The rescission must be in writing and delivered to Employer either by hand or mail within the fifteen
(15) days. If delivered by mail, the rescission must be postmarked within the fifteen (15) day period, properly addressed to Employer at: John J. Davis, eBenX, 605 North Highway 169, Suite LL, Minneapolis, MN 55441-6465, and sent by certified mail return receipt requested. If Tierney rescinds this Release in accordance with the above provisions, then this entire Agreement is null and void; provided, however, that any such rescission will not affect the termination of his employment with the Employer, which stands in all events.

     5. Miscellaneous.

          (a) This Agreement is full and complete, and represents the entire understanding and agreement between these parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, between these parties with regard to the subject matter herein. This Agreement can be amended only in writing, signed by both parties hereto.

          (b) The parties have read, considered, and fully understand this Agreement, have had sufficient time to consider its terms, and execute it knowingly, freely, and voluntarily. Both parties have had opportunity to consult with their own independent attorneys or other advisors of their choice.

          (c) The undersigned have each read this Agreement and understand all the terms fully and enter their signatures in order to signify their understanding and voluntary agreement with all of the terms and conditions set forth herein.

Dated:                                   EBENX, INC.

                                         By:
                                            ------------------------------------
                                            Its:
                                                --------------------------------
Dated:

                                         ---------------------------------------
                                         Mark Tierney

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